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                        INVESTMENT SUB-ADVISORY AGREEMENT

                THIS INVESTMENT SUB-ADVISORY AGREEMENT, is made the __th day of [_____], 2003, by and between U.S. Trust Hedge Fund Management, Inc., a corporation organized under the laws of North Carolina ("Investment Adviser"), and AIG Global Investment Corp., a corporation organized under the laws of New Jersey ("Sub-Adviser").

                WHEREAS, Excelsior Absolute Return Fund of Funds Master Fund, LLC, a Delaware limited liability company (the "Fund"), is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company;

                WHEREAS, Investment Adviser has entered into an Investment Advisory Agreement with the Fund dated as of [_____], 2003 (the "Investment Advisory Agreement"), pursuant to which Investment Adviser has been appointed to serve as the investment adviser of the Fund and pursuant to which Investment Adviser is authorized to enter into investment sub-advisory agreements delegating any or all of the investment advising services required to be provided by Investment Adviser under Paragraph 1(a) of the Investment Advisory Agreement;

                WHEREAS, Sub-Adviser is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engages in the business of rendering investment advice; and

                WHEREAS, Investment Adviser desires that Sub-Adviser act as the investment sub-adviser to the Fund pursuant to this Agreement and Sub-Adviser desires to act in such capacity;

                NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed by and between the parties, as follows:

        1.      GENERAL PROVISIONS.

                Investment Adviser hereby appoints Sub-Adviser to render to the Fund investment research and advisory services as set forth below in Section 2, under the supervision of Investment Adviser and subject to the general oversight of the Fund's Board of Managers (the "Board"), and Sub-Adviser hereby accepts such appointment, subject to the terms and conditions contained herein. Sub-Adviser shall, for purposes of this Agreement, be deemed an independent contractor and shall not have, except as expressly provided or authorized herein, any authority to act for or represent Investment Adviser or the Fund in any way or otherwise to serve as or to be deemed an agent of the Fund. Sub-Adviser shall, in all matters, give to Investment Adviser, the Fund and the Board the benefit of its best judgment, effort, advice and recommendations and shall at all times, conform to and use its best efforts to enable the Adviser and the Fund to conform to: (i) the provisions of the 1940 Act and the rules and regulations thereunder; (ii) any other applicable provisions of state or Federal law; (iii) policies and determinations of the Board; (iv) the investment policies and investment restrictions of the Fund as reflected in the registration statement of the Fund as filed with the Securities and Exchange Commission (the "Commission") and as such policies and restrictions may, from time to time, be amended (the "Registration Statement"); and (v) the Confidential Offering Memorandum of the Fund in effect,

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as it may be amended from time to time. The appropriate officers and employees of Sub-Adviser shall be available upon reasonable notice for consultation with any members of the Board or officers of the Fund or Investment Adviser with respect to any matters dealing with the business and affairs of the Fund including, without limitation, review of the general investment strategy of the Fund, economic considerations and general conditions affecting the marketplace.

        2.      DUTIES OF SUB-ADVISER AND INVESTMENT ADVISER.

                (a)     Duties of Sub-Adviser.

                        Sub-Adviser shall regularly provide investment advice with respect to the Fund and shall, subject to the terms of this Agreement, and as the Fund's agent and attorney-in-fact, continuously supervise the investment and reinvestment of cash, securities and instruments and other property comprising the assets of the Fund. In furtherance thereof, and subject to the provisions of sub-paragraph (b) of this paragraph (2), Sub-Adviser's duties and authority shall include:

                                (A)     Selecting alternative asset managers
                        (the "Portfolio Managers") with which to invest the Fund's assets through private investment funds that they manage ("Portfolio Funds") on the basis of various criteria, provided by Investment Adviser and processes developed by Sub-Adviser relating to, among other things, the Portfolio Managers' skills and ability to execute their investment programs, consistent with the Fund's overall investment objective and strategies;

                                (B)     Performing all due diligence review
                        regarding any potential Portfolio Fund to ensure suitability for investment by the Fund in accordance with all applicable laws and regulations and consistent with the investment objective and investment policies of the Fund as recited in its Confidential Offering Memorandum, as it may be amended from time to time;

                                (C) Allocating the Fund's assets among the Portfolio Managers and regularly reporting on the Fund's portfolio holdings to Investment Adviser and, at the request of Investment Adviser, to the Board in such form and at such intervals as shall be agreed to by Investment Adviser and Sub-Adviser or as may be requested by law;

                                (D) Investing cash received by the Fund in money market instruments and money market funds pending the investment in Portfolio Funds or to maintain Fund liquidity (which may be necessary to effect repurchases of member interests in the Fund ("Interests") or for other purposes);

                                (E)     Obtaining and evaluating pertinent
                        information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally

                                        2

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                        or the Fund, and whether concerning the Portfolio
                        Managers or the activities in which such Portfolio Managers engage; and

                                (F)     Taking such actions incident to
                        implementation of the Fund's investment program, or as otherwise directed by Investment Adviser, including: (i) negotiating and executing investment advisory, subscription, and such other agreements in connection with investing the Fund's assets in Portfolio Funds;
                        (ii) transmitting withdrawal requests to Portfolio Funds, either at the request of Investment Adviser in connection with periodic repurchases of Interests by the Fund or as part of the Fund's investment program; (iii) valuing the portfolio investments of the Fund in compliance with the Fund's valuation procedures; and
                        (iv) such other actions as Sub-Adviser deems necessary or appropriate in executing its duties under this Agreement.

                                (G) Nothing in this Agreement shall prevent Sub-Adviser or any affiliate thereof from acting as an investment adviser for any other person, firm, fund, corporation or other entity and shall not in any way limit or restrict Sub-Adviser, or any of its affiliates, or their respective directors, officers, stockholders or employees from buying, selling or trading any securities or other investments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by Sub-Adviser of its duties and obligations under this Agreement and under the Advisers Act and further provided that such activities do not violate any provisions of the code of ethics of Sub-Adviser governing personal securities trading by persons who are "access persons," as defined by such code, of the Fund.

                (b)     Duties of Investment Adviser.

                        Investment Adviser shall consult with Sub-Adviser to assist Sub-Adviser in maintaining an overall portfolio composition for the Fund that is consistent with the Fund's investment strategy. Investment Adviser shall monitor the Fund's portfolio composition to ensure its compliance with this Agreement and its consistency with the investment objective and investment policies and restrictions of the Fund as recited in its confidential memorandum, as it may be amended from time to time.

        3.      REPRESENTATIONS, WARRANTIES AND COVENANTS.

                (a)     Representations, Warranties and Covenants of
                        Sub-Adviser.

                                (A) Sub-Adviser is now, and will continue to be, a corporation duly formed and validly existing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

                                        3

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                                (B)     Sub-Adviser is registered as an
                        investment adviser with the Commission under the Advisers Act and shall maintain such registration in effect at all times during the term of this Agreement.

                                (C) Sub-Adviser at all times shall provide its best judgment and effort to Investment Adviser and the Fund in carrying out its obligations hereunder.

                                (D) Sub-Adviser shall provide to the Fund a sub-certification letter, in substantially the form attached at Appendix A, each time the Fund files shareholder reports on Form N-CSR, to assist the principal executive and financial officers of the Fund in performing their obligations to certify such reports as required to be filed by rules and regulations adopted by the Commission.

                                (E) Sub-Adviser further agrees that: (i) as required by applicable laws and regulations, it will maintain books and records with respect to the Fund's securities transactions and it will furnish to Investment Adviser and to the Board such periodic and special reports as Investment Adviser or the Board may reasonably request; (ii) all books and records maintained in compliance with this sub-paragraph, are the property of the Fund and Sub-Adviser shall surrender promptly to the Fund or to Investment Adviser any of such records upon request; (iii) Sub-Adviser will preserve the books and records for the periods prescribed by applicable laws, rules and regulations;
                        (iv) Investment Adviser has the right to review all of Sub-Advisers books, records, compliance procedures, and compliance records for its activities related to its role as Sub-Adviser; (v) after reasonable notice to Sub-Adviser, Investment Adviser may visit Sub-Adviser at any place in which it transacts business for purposes of reviewing compliance with this Agreement or applicable laws and regulations related to its role as Sub-Adviser; and (vi) Sub-Adviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and will not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Investment Adviser or the Fund or when so requested by Investment Adviser or the Fund, or required by law or regulation.

                (b) Representations, Warranties and Covenants of Investment Adviser.

                                (A)     Investment Adviser is now, and will
                        continue to be, duly organized and in good standing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and to carry out its duties and obligations hereunder.

                                        4

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                                (B)     Investment Adviser is registered as an
                        investment adviser with the Commission under the Advisers Act and shall maintain such registration in effect at all times during the term of this Agreement.

        4.      COMPENSATION OF SUB-ADVISER.

                In consideration of the services provided by Sub-Adviser under this Agreement, the Adviser will pay Sub-Adviser a quarterly fee computed at the rate of 0.20% (0.80% on an annualized basis) of the Fund's net assets; provided, however, that the rate at which the fee is computed shall be reduced as follows based on the total net assets of "U.S. Trust Related Accounts" (as defined below) that are managed by Sub-Adviser ("Relationship Assets"): 0.175% (0.70% on an annualized basis) if Relationship Assets exceed $200 but less than $400 million; 0.150% (0.60% on an annualized basis) if Relationship Assets exceed $400 but less than $800 million and 0.125% (0.50% on an annualized basis) if Relationship Assets are in excess of $800 million. The fee shall be computed based on the net assets of the Fund determined as of the start of business on the first business day of each quarter, after adjustment for any subscriptions effective on that date, and is due and payable in arrears within ten business days after the end of the quarter. The term "U.S. Trust Related Accounts" means pooled investment vehicles for which the Adviser or its affiliates serve as investment adviser (including the Master Fund) and managed accounts maintained by the Adviser or its affiliates for customers. The term "Relationship Assets" means U.S. Trust Related Accounts for which AIG Global has been retained as adviser or sub-adviser.

        5.      ALLOCATION OF EXPENSES.

                Sub-Adviser shall pay all costs and expenses incurred by it in providing services under this Agreement, including, but not limited to, the salaries, employment benefits and other related costs of those of its personnel engaged in providing investment advice to the Fund hereunder, including, without limitation, office space, office equipment, telephone and postage costs and other expenses.

        6.      DURATION.

                This Agreement shall become effective on the date first set forth above (the "Effective Date"). Unless earlier terminated pursuant to paragraph 7 below, this Agreement shall remain in effect for an initial term expiring two (2) years from the Effective Date and shall continue in effect from year to year thereafter, provided such continuance is approved at least annually by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of the Managers who are not "interested persons," as defined by the 1940 Act, of the Fund, Sub-Adviser or Investment Adviser (the "Independent Managers"), by vote cast in person at a meeting called for the purpose of voting on such approval.

        7.      TERMINATION

                This Agreement may be terminated, any time, without payment of any penalty: (i) by the Fund upon sixty days' prior written notice to Sub-Adviser and Investment Adviser, either

                                        5

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by majority vote of the Board or by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder; (ii) by Investment Adviser upon sixty days' prior written notice to Sub-Adviser and the Fund; and (iii) by Sub-Adviser upon six months' prior written notice to the Fund and Investment Adviser. This Agreement shall terminate automatically in the event that: (i) Investment Adviser (or one of its affiliates) ceases to serve as the investment adviser of the Fund, or (ii) there is an "assignment" of this Agreement, as defined by the 1940 Act and rules thereunder.

        8.      LIABILITY OF SUB-ADVISER.

                Sub-Adviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, negligence or reckless disregard of its obligations hereunder, Sub-Adviser, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the "Affiliates") shall not be liable to the Fund or to Investment Adviser for any error of judgment, for any mistake of law, for any act or omission by Sub-Adviser or for any loss suffered by the Fund.

        9.      AMENDMENT.

                This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent Managers in accordance with the provisions of
Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendments shall also be required to be approved by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder.

        10.     NOTICES.

                Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

        11.     QUESTIONS OF INTERPRETATION.

                This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

        12.     DEFINITIONS.

                The terms and provisions of the Agreement shall be interpreted and defined in a manner consistent with the terms and provisions of the 1940 Act and the rules thereunder.

                                        6

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                                        U.S. TRUST HEDGE FUND MANAGEMENT, INC.

                                        By:
                                            -----------------------------------
                                        Name:
                                        Title:

                                        AIG GLOBAL INVESTMENT CORP.

                                        By:
                                            -----------------------------------
                                        Name:
                                        Title:

                                        7

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                                   Appendix A

                            [SUB-ADVISER LETTERHEAD]

Date

U.S. Trust Company, N.A.
Excelsior Absolute Return Fund of Funds Master Fund, LLC
225 High Ridge Road
Stamford, CT  06905

Dear :

_________________________________________ ("Sub-Adviser"), in its role as sub-adviser to the Excelsior Absolute Return Fund of Funds Master Fund, LLC (the "Fund") pursuant to the Investment Sub-Advisory Agreement between U.S. Trust Company (the "Adviser") and Sub-Adviser dated _____________, 2003 "Agreement"), is providing this letter at your request to assist you with meeting your certification requirements under the Sarbanes-Oxley Act of 2002. Sub-Adviser's representations solely relate to the shareholder report filed on Form N-CSR with the U. S. Securities and Exchange Commission for the period ended _________ (the "Report").

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if (a) there is a substantial likelihood that a reasonable investor would view the information as significantly altering the mix of information contained in the material to which the statement relates; or (b) the material to which the statement relates would be misleading to a reasonable investor if the information were omitted from such material.

Sub-Adviser makes the following representations to you with respect to the Report, as of the date of this letter:

        1.      Sub-Adviser has reviewed the Report.

        2. Based on Sub-Adviser's knowledge, the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Report.

        3. Based on Sub-Adviser's knowledge, Sub-Adviser is not aware of any data, information or reports relating to the Fund that was provided by Sub-Adviser to the Fund or its service providers with respect to the Report (collectively "Data") that (a) contained any untrue statement of material fact; (b) omitted to state a material fact necessary to make the information, in light of surrounding circumstances, not misleading; (c) failed to reasonably reflect the underlying transactions or events of the Fund; or (d) failed to present an accurate picture of the Fund's operations or financial condition.

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        4.      Sub-Adviser has established and maintained internal controls with respect to the investment advisory services that it is required to provide to the Fund pursuant to the Agreement ("Sub-Adviser Internal Controls").

        5. Sub-Adviser has disclosed to the Fund (a) any significant deficiencies in the design or operating effectiveness of Sub-Adviser Internal Controls that could adversely affect Sub-Adviser's ability to record, process and summarize Data relating to the Fund and to report such Data to the Fund and its service providers and (b) any corrective actions taken by Sub-Adviser with regard to any significant deficiencies and/or material weaknesses.

        6. Sub-Adviser has disclosed to the Fund any fraud, whether or not material, involving Sub-Adviser management or employees who have significant roles in the execution of Sub-Adviser Internal Controls.

        7. Sub-Adviser has established and maintained disclosure controls and evaluated such controls as of a date within 90 days prior to the filing date of the Report with respect to the services that it is required to provide to the Fund pursuant to the Agreement to ensure that (a) information relating to paragraphs 3 through 6 above; and (b) any other material information relating to the Fund that is required to be disclosed in the Report is accumulated, processed and communicated by Sub-Adviser to Fund to allow timely decisions by the Fund regarding required disclosure.

This letter is intended for use only by you, the Fund, the Fund's Board of Managers, the Fund's auditors, and U.S. Trust Hedge Fund Management, Inc., and their respective affiliates (collectively "Relying Parties"). Relying Parties may not disclose the existence or contents of this letter to any other party except to the extent, such disclosure may be required by law, court order or regulatory request.

-------------------------------------------
Sub-Adviser

By:
        -----------------------------------

Name:
        -----------------------------------

Title:
        -----------------------------------

Date:
        -----------------------------------

______  Sub-Adviser has no exceptions to paragraphs 2 through 7 to report.

______ Sub-Adviser has the following exceptions to paragraphs 2 through 7 to report.

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